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Contact:        Guyon Knight                    For Immediate Release
                (202)  334-6642                 November 8, 1999


               THE WASHINGTON POST COMPANY ANNOUNCES TENDER OFFER

                        TO PURCHASE UP TO 500,000 SHARES

                          OF ITS CLASS B COMMON STOCK

WASHINGTON - The Washington Post Company (NYSE:WPO) announced today that its Board of Directors has approved a tender offer by the company to purchase up to 500,000 shares of its own Class B Common Stock at a price of $575 per share. The company has reserved the right to purchase more than 500,000 shares if offered. The tender offer will commence on Wednesday, November 10, 1999, and will expire at 5:00 p.m. (EST) on Friday, December 10, 1999.

        The company said that all shares tendered by holders of less than 100 shares, and who tender all shares they own, will be purchased by the company without being subject to proration.

        Allen & Company Incorporated will act as dealer manager in the offer.

        The company has outstanding 1,739,250 shares of Class A Common Stock, which is not publicly traded, and 8,305,323 shares of Class B Common Stock.


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